FAIRCHILD TO EARN 100 PER CENT INTEREST IN
                24,000-ACRE DIAMOND EXPLORATION PROJECT IN CANADA

    Company Now Has Over 300,000 Acres in One of the World's Hottest Diamond
                                Exploration Areas

VANCOUVER, British Columbia, June 14, 2001 -- Fairchild International (OTC Bulletin Board: FRCD) has concluded an agreement to earn a 100% interest in a strategically located exploration project in what is considered to be one of the world's hottest diamond plays. The area is located in the Canadian province of Manitoba where mining giants DeBeers, BHP and Falconbridge are actively exploring. The option agreement is for Makakaysip Lake Exploration Permit 182, a 24,275-acre property in northeastern Manitoba that adjoins active diamond exploration projects held by DeBeers and BHP. Fairchild currently has 280,000 acres under permit in this area which is known to have significant potential for diamonds and platinum group metals.

The area hosting Permit 182 is situated within the northern part of the Superior Craton, an old stable rock mass that also hosts the Attawapiskat and Kyle kimberlite fields in Northern Ontario. DeBeers is reportedly conducting a large bulk sampling program in the Attawapiskat area on its Victor pipe which is among the largest ever discovered in Canada. Regional faults and dykes similar to those influencing emplacement of the Northern Ontario kimberlites are inferred from aeromagnetic data in the area encompassing Permit 182.

The overall agreement with Indicator Explorations Ltd. includes an "Initial Option Agreement" under which Fairchild has agreed to pay Indicator the sum of $2,500 and issue to Indicator a total of 200,000 shares on or before June 15, 2001. These shares will be subject to a one-year hold period. Following receipt of the above, Fairchild will have the right to execute a formal option agreement for Makakaysip Lake Exploration Permit 182 on or before August 15,2001 under the terms described below.

Fairchild will have the exclusive right and option to acquire a 100% undivided recorded and beneficial interest in and to the Makakaysip Lake Exploration Permit 182 by paying Indicator fees totaling $255,000, by issuing to Indicator 50,000 common shares in the capital of Fairchild (subject to a one year hold) and by Fairchild incurring and filing with the Manitoba government $245,000 of allowable Assessment Work on the property. The breakdown of the expenditures is as follows:

o $25,000 fees to be paid and the said 50,000 restricted common shares to be issued to Indicator upon signature of this Agreement; and
o $25,000 of Assessment Work to be incurred and filed with government before November 2, 2001, this being an irrevocable commitment upon signature of this Agreement; and
o     $50,000 additional fees to be paid to Indicator on November 2, 2001; and
o $70,000 additional Assessment Work to be incurred and filed with government before November 2, 2002; and
o     $80,000 additional fees to be paid to Indicator on November 2, 2002; and
o $150,000 additional Assessment Work to be incurred and filed with government before November 2, 2003; and


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o     $100,000 additional fees to be paid to Indicator on November 2, 2003.

An initial measured gradient magnetic geophysical survey is expected to be completed on the property by month-end which will be funded by Indicator.

ABOUT FAIRCHILD INTERNATIONAL

Fairchild International Corporation is a fully-reporting U.S. publicly-listed company trading on the OTC Bulletin Board under the symbol: FRCD. It is a mineral exploration enterprise with a major focus in Canada, which has been cited by many mining experts as one of the world's most active diamond exploration areas.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Fairchild may differ materially from these statements due to a number of factors. Fairchild assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and full understand all risks before making investment decisions.

CONTACT: Corporate Communications of Fairchild International, 1-888-864-7372 in North America, 1-604-646-5614 outside the U.S. & Canada, or ir@FairchildInternational.com